As filed with the Securities and Exchange Commission on October 9, 2009

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

HENRY BROS. ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3690168
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

17-01 Pollitt Drive, Fair Lawn, New Jersey	07410
(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Option Plan
2007 Stock Option Plan

(Full Title of the Plans)

Arnold N. Bressler, Esq.
Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, New York  10174

(Name and address of agent for service)

(212) 554-7800

(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $.01 per share	500,000 shares(1)	$4.56	$2,280,000	$127

(1)
250,000 shares of Common Stock of the Registrant covered by this Registration Statement are authorized and reserved for issuance under the Registrant’s 2006 Stock Option Plan and 250,000 shares are authorized and reserved for issuance under the Registrant’s 2007 Stock Option Plan (the “Plans”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional number of shares as may become issuable pursuant to anti-dilution and adjustment provisions of any options to purchase shares registered hereby.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act.  Based upon the average of the high and low price per share of the Registrant’s Common Stock on the NASDAQ National Market on  October 6, 2009.

EXPLANATORY NOTE

This Registration Statement registers shares of common stock, par value $0.01 per share (the “Common Stock”) of Henry Bros. Electronics, Inc. (the “Registrant”) that may be issued under the Registrant’s 2006 Stock Option Plan and the Registrant’s 2007 Stock Option Plan (the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registration Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 for each of the Plans have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)           Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on March 23, 2009;

(b)           Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2009 filed on May 14, 2009 and Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 filed on August 13, 2009;

(c)           Registrant’s Current Report on Form 8-K filed on March 9, 2009; and

(d)           The description of the Registrant's Common Stock contained in its Registration Statement on Form SB-2 filed January 12, 2000, as amended.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.  For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interest of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Officers and Directors.

The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.  Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit.  The Registrant's By-Laws provide that the Registrant shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary.  The Registrant maintains directors' and officers' liability insurance and has entered into indemnification agreements with all of its directors and executive officers.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

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Item 8.    Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to the Registration Statement on Form SB-2 (File No. 333-94477), filed with the SEC on January 12, 2001)

4.2
Certificate of Amendment of the Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on August 28, 2001 (incorporated by reference to Exhibit 3.4 to Amendment No. 4 to the Registration Statement on Form SB-2 (File No. 333-94477), filed with the SEC on September 25, 2001)

4.3	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K (File No. 001-16779), filed with the SEC on November 15, 2007)

4.4	Specimen Common Stock Certificate (incorporated by reference to Amendment No. 6 to the Registration Statement on Form SB-2 (File No. 333-94477), filed with the SEC on November 13, 2001)

5.1*	Opinion of Moses & Singer LLP

23.1*	Consent of Amper, Politziner & Mattia, LLP

23.2*	Consent of Demetrius & Company, L.L.C.

23.3*	Consent of Moses & Singer LLP (included in Exhibit 5.1)

24.1*	Power of Attorney of Officers and Directors of Registrant (included in signature page)

99.1	2006 Stock Option Plan (incorporated by reference to the Proxy Statement on Form 14A (File No. 001-16779), filed with the SEC on September 22, 2006)

99.2	2007 Stock Option Plan (incorporated by reference to the Proxy Statement on Form 14A (File No. 001-16779), filed with the SEC on November 9, 2007)
____________________

* Filed herewith.

Item 9.    Undertakings.

(1)           The undersigned Registrant hereby undertakes:

(a)           to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(i)(ii) do not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

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(b)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fair Lawn, State of New Jersey, on this 9th day of October, 2009.

HENRY BROS. ELECTRONICS, INC.

By: /s/ James E. Henry
James E. Henry
Chairman and Chief
Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James E. Henry and Brian Reach and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:  October 9, 2009
/s/ James E. Henry
James E. Henry
Chairman, Chief Executive Officer
and Director

Date: October 9, 2009
/s/ Brian Reach
Brian Reach
Chief Operating Officer,
President, Secretary and Director

Date: October 9, 2009
/s/ John P. Hopkins
John P. Hopkins
Chief Financial Officer

Date: October 9, 2009
/s/ Robert L. DeLia, Sr.
Robert L. DeLia, Sr.
Director

Date: October 9, 2009
/s/ James W. Power
James W. Power
Director

Date: October 9, 2009
/s/ Joseph P. Ritorto
Joseph P. Ritorto
Director

Date: October 9, 2009
/s/ Richard D. Rockwell
Richard D. Rockwell
Director

Date: October 9, 2009
/s/ David Sands
David Sands
Director